Exhibit 99.1

Company Contact: Jay Shafer, President The Amacore Group, Inc.	Investor Relations Contacts: Porter, LeVay & Rose, Inc. Linda Decker, VP - Investor Relations Jeffrey Myhre, VP - Editorial 212-564-4700
FOR IMMEDIATE RELEASE

THE AMACORE GROUP ACQUIRES NEW JERSEY-BASED JRM BENEFITS
CONSULTANTS LLC
IN STOCK PURCHASE AGREEMENT

10-Seat Center is Amacore’s First Controlled Call Center

JRM Management Brings 40 Years’ of Combined Insurance Experience to Amacore

TAMPA, FL, August 29, 2007 -- The Amacore Group, Inc., (OTC BB: ACGI), a leader in providing health-related membership benefit programs, insurance programs, and other innovative and high-quality solutions to individuals and families across the country, today announced that it has executed a stock purchase agreement acquiring Turnersville, New Jersey-based JRM Benefits Consultants LLC for an undisclosed amount of stock and cash.

JRM Benefits Consultants, LLC operates a 10-seat call center. This is the first call center entirely controlled by Amacore Group, and it will be dedicated to selling Amacore’s products beginning with term life insurance and then integrating additional Amacore healthcare programs. The call center will also devote resources to the sales of the Company’s healthcare products, and Amacore believes that the center could expand to 50 seats before significant construction and remodeling of the center would be necessary.

Jay Shafer, President of The Amacore Group, said, “We have known and worked with JRM in previous business relationships, and we are excited to have them joining the Amacore team. Jim Read and Jim Mignogna bring over 40 years’ combined insurance/healthcare experience and sales talent to us. They have proven themselves with JRM’s financial success since its founding 17 years ago, in the management of their agents, in their relationships with carriers, and in the management of their call center. They have operated this call center for 11 years, and seven years ago, they switched to a fully computerized telemarketing system. Their 10 stations are equipped with in-and outbound calling capability and a high-speed broadband internet connection. As professionals and business leaders, both are men of impeccable integrity. JRM will serve as a model for other call centers we intend to operate as the Amacore Group implements its business strategy to distribute, through a variety of Company-controlled distribution channels, innovative and affordable healthcare solutions to families, individuals, small and large employer groups, and association markets through a wide array of unique products, benefits and services.”

Jim Read of JRM said, “We are extremely excited about this opportunity to align ourselves with such an outstanding company. The innovative vision of the Amacore Group is truly impressive, and we look forward to contributing to its future success. We have no doubt that with the Amacore line of benefits and services, marketing tools, and top-notch support systems available to us, JRM will be able to easily surpass all previous sales records within a relatively short period of time. Having developed a long term working relationship with both Mr. Jay Shafer & Mr. Guy Norberg, we are confident of their commitment to the needs of both the sales force as well as our clients, and have a tremendous respect for their leadership abilities. We are thrilled to be a part of the Amacore team.”

In recent months, The Amacore Group has contracted with a number of other discount networks and now provides 67 products that include not only vision programs but discount dental programs, hearing programs, chiropractic programs, counseling programs, a nurse line program, an emergency informational system called Contact 911, and pharmacy programs. It also has established distribution agreements with, among others, Selective Health Plan, LLC and LA Marketing Plans, LLC, both companies being well experienced in the direct response sales market. It also contracted with Chase Paymentech Solutions, LLC, one of the world’s largest merchant acquirers accepting payments at the point of sale for the following industries; hospitality, internet, retail, catalogue and recurring billing.

Additionally, Amacore has made an agreement with Optimus Companies, a privately held pioneer in the field of integrated solution development, as part of the company's continuing strategic initiative to aggressively expand healthcare services distribution channels. Optimus will oversee Amacore’s call center development and operations initiatives as well as the development and enhancement of a comprehensive online platform to better serve the needs of Amacore’s online visitors and growing roster of marketing partners and affiliates nationwide. This agreement to manage the set-up and day-to-day operations of call centers, both nationwide and internationally, will allow Amacore to rapidly scale the scope and quality of its consumer-direct sales and marketing operations. This ability is further enhanced by Optimus’ efforts in the development and deployment of a state-of-the-art online enterprise designed to further leverage and enhance Amacore’s existing base of call centers, marketing partners and affiliates.

About The Amacore Group, Inc.
The Amacore Group offers innovative and affordable healthcare solutions to families, individuals, small and large employer groups, and association markets through a wide array of unique products, benefits and services created for the Consumer Driven Healthcare market. Amacore offers a unique and proprietary administrative system that supports call center management, agent distribution and affinity marketing for all levels of product delivery and reporting. Amacore has created several Limited Medical programs that include our new Diamond Series and Discount Medical programs, featuring Smarthealth Plus and Smarthealth Premier that expand the Company's offerings beyond its very successful eye care program, Eye Care International (www.ecivisionplan.com). These new programs offer discounts on quality hearing, dental, vision and doctor visits, among other benefits. The Company is aggressively signing distribution and sales contracts with marketing companies to offer these programs nationwide. For further information, visit www.amacoregroup.com.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as "may," "should," "plan," "intend," "potential," "continue," "believe," "expect," "predict," "anticipate" and "estimate," the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company's control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company's beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in "Risk Factors" in the prospectus, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company's business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

#####